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EXHIBIT 21.1

ALLSCRIPTS HEALTHCARE SOLUTIONS, INC.
SUBSIDIARIES

Subsidiary	Jurisdiction or State of Organization
Allscripts, Inc.	Delaware

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  EXHIBIT 21.1